SECOND AMENDMENT
TO THE FUND ACCOUNTING SERVICING AGREEMENT
THIS SECOND AMENDMENT effective as of October 10, 2019, to the Fund Accounting Servicing Agreement (the “Agreement”) dated as of December 21, 2018, as amended, is entered into by and between TIDAL ETF TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).
RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the Agreement to add the following series of the Trust to Exhibit A, as amended:
RPAR Risk Parity ETF; and
WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.
NOW, THEREFORE, the parties agree as follows:
First Amended Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Second Amended Exhibit A attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.
TIDAL ETF TRUST                    U.S. BANCORP FUND SERVICES, LLC
By:    /s/ Eric W. Falkeis                By:    /s/ Anita Zagrodnik
Name:    Eric Falkeis                    Name:    Anita Zagrodnik
Title:    Chief Executive Officer            Title:    Senior Vice President
Date:    10/21/19                    Date:    10/22/19

Second Amended Exhibit A to the Fund Accounting Servicing Agreement

Separate Series of Tidal ETF Trust
Name of Series
Aware Ultra-Short Duration Enhanced Income ETF
SoFi Gig Economy ETF
SoFi Select 500 ETF
SoFi Next 500 ETF
SoFi 50 ETF
RPAR Risk Parity ETF